As filed with the Securities and Exchange Commission on April 4, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ViaSat, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3663	33-0174996
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6155 El Camino Real

Carlsbad, California 92009
(760) 476-2200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Agent for Service:	Copies to:
Mark D. Dankberg Keven K. Lippert ViaSat, Inc. 6155 El Camino Real Carlsbad, California 92009 (760) 476-2200	Thomas A. Edwards, Esq. Craig M. Garner, Esq. Latham & Watkins 12636 High Bluff Drive, Suite 300 San Diego, California 92130 (858) 523-5400

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum
	Amount	Maximum	Aggregate	Amount of
Title of Securities	to be	Offering Price	Offering	Registration
to be Registered	Registered	Per Share(1)	Price(1)	Fee

Common Stock, par value $0.0001 per share	407,117	$13.60	$5,536,791	$510

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the Nasdaq National Market on April 2, 2002.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED APRIL 4, 2002

ViaSat, Inc.

407,117 Shares of Common Stock

        This prospectus relates to the offer and sale of up to 407,117 shares of our common stock by the selling security holders identified in this prospectus. The shares offered by the selling security holders in this prospectus were originally issued by us to the selling security holders in connection with our acquisition of all of the outstanding common units of U.S. Monolithics, LLC under the terms of a purchase agreement dated December 14, 2001. The selling security holders may offer and sell from time to time all or any part of such shares in amounts and on terms to be determined at the time of sale. We will not receive any of the proceeds from the sale of shares of our common stock by the selling security holders.

      Our common stock is quoted on the Nasdaq National Market under the symbol “VSAT.”

      On April 2, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $13.28 per share.

       Before investing in shares of our common stock, please refer to the section in this prospectus entitled “Risk Factors” beginning on page 2.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2002.

VIASAT
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF CAPITAL STOCK
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
SIGNATURES
EXHIBIT 5.1
EXHIBIT 10.2
EXHIBIT 23.2
EXHIBIT 23.3

      You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling security holders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling security holders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have subsequently changed.

      Whenever we refer to “ViaSat,” “we,” “our” or “us” in this prospectus, we mean ViaSat, Inc. and its consolidated subsidiaries, unless the context suggests otherwise. When we refer to “you” or “yours,” we mean the persons to whom offers are made hereunder.

VIASAT

      We are a leading provider of advanced broadband digital satellite communications and other wireless networking and signal processing equipment and services to the defense and commercial markets. Based on our extensive experience in complex defense communications systems, we have developed the capability to design and implement innovative communications solutions that enhance bandwidth utilization by applying our sophisticated networking and digital signal processing techniques. To date, we have achieved 15 consecutive years of revenue growth and 14 consecutive years of profitability. Our goal is to leverage our advanced technology and capabilities to capture a significant share of the global satellite communications services and equipment segment of the high-growth broadband communications market for both government and commercial customers.

      We were incorporated in California in 1986 and reincorporated in Delaware in 1996. Our principal executive offices are located at 6155 El Camino Real, Carlsbad, California 92009 and our telephone number is (760) 476-2200.

RISK FACTORS

      An investment in the common stock offered in connection with this prospectus involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following risks before making an investment decision.

Risks Related to Our Business

Our Success Depends on Our Ability to Grow Our Commercial Business

      To date, our historical growth has been driven largely by our success in meeting the needs for advanced communications products for the U.S. military. We have been increasing our focus in recent years on offering satellite-based communications products to address commercial market needs. Our goal is to leverage our advanced technology and capabilities to capture a significant share of the global satellite services and equipment segment of the high-growth broadband communications market. However, we cannot assure you that we will be able to successfully continue to grow our commercial satellite communications business or that we will be able to compete effectively in the commercial market in the future. If we are unable to successfully continue to grow our commercial business or compete effectively in the commercial market in the future, it could materially harm our business and impair the value of our common stock.

Our Reliance on U.S. Government Contracts Could Harm Our Business

      Approximately 76% of our revenues for fiscal year 2000, 38% of our revenues for fiscal year 2001 and 30% of our revenues for the nine-month period ended December 31, 2001 were derived from U.S. government applications. Although the recent growth of our commercial business has substantially reduced our dependence on U.S. government business, such business will continue to represent a significant portion of our revenues for the foreseeable future. U.S. government business exposes us to various risks, including:

•	unexpected contract or project terminations or suspensions,

•	unpredictable order placements, reductions or cancellations,

•	reductions in government funds available for our projects due to government policy changes, budget cuts and contract adjustments,

•	penalties arising from post-award contract audits,

•	cost audits in which the value of our contracts may be reduced,

•	higher-than-expected final costs, particularly relating to software and hardware development, for work performed under contracts where we commit to specified deliveries for a fixed price,

•	limited profitability from cost-reimbursement contracts under which the amount of profit is limited to a specified amount, and

•	unpredictable cash collections of unbilled receivables that may be subject to acceptance of contract deliverables by the customer and contract close-out procedures, including government approval of final indirect rates.

In addition, substantially all of our U.S. government backlog scheduled for delivery can be terminated at the convenience of the U.S. government because our contracts with the U.S. government typically provide that orders may be terminated with limited or no penalties. If we are unable to address any of the risks described above, it could materially harm our business and impair the value of our common stock.

A Significant Portion of Our Revenue Is Derived from a Few of Our Contracts

      A small number of our contracts account for a significant percentage of our revenues. Historically, our largest revenue producing contracts have been U.S. government contracts related to our UHF DAMA technology, which generated approximately 33% of our revenues for fiscal year 2000, 9% of our revenues for fiscal year 2001 and 6% of our revenues for the nine-month period ended December 31, 2001. Our five largest contracts generated approximately 35% of our revenues for fiscal year 2000, 37% of our revenues for fiscal year 2001 and 35% of our revenues for the nine-month period ended December 31, 2001. In the next few years, we expect to generate a significant portion of our revenues from contracts with customers which have broadband commercial projects. The failure of these customers to place additional orders or to maintain these contracts with us for any reason, including any downturn in their business or financial condition, or our inability to renew or replace our contracts with these customers when they expire could materially harm our business and impair the value of our common stock.

If Our Customers Experience Financial or Other Difficulties, Our Business Could Be Materially Harmed

      A number of our commercial customers may experience financial difficulties in the future. Many of our commercial customers face similar risks as our business, including risks associated with market growth, acceptance by the market of our customers’ products and services, and the ability of our customers to obtain sufficient capital. We cannot assure you that our customers will be successful in managing these risks. If our customers do not successfully manage these types of risks, it could impair our ability to generate revenue and collect amounts due from these customers and materially harm our business.

      In particular, one of our customers, ORBCOMM, was recently purchased in bankruptcy. We have approximately $4.8 million worth of receivables and other assets currently at risk with ORBCOMM. On November 15, 2001, ORBCOMM formally rejected our contracts in bankruptcy. Although we are continuing to negotiate with ORBCOMM on continuing our business relationship, we cannot make assurances that any portion of these assets will be recovered. If we are unable to reach agreement with ORBCOMM, our rights as an unsecured creditor will entitle us to collect only a small percentage of our assets currently at risk. Further, if ORBCOMM is unable to successfully restructure its operations, it would substantially limit our ability to recover these assets. If we are unable to recover these assets it will cause us to incur substantial losses, which could harm our business and impair the value of our common stock.

      In addition, on December 5, 2001 Astrolink International LLC terminated for convenience two of our ground segment contracts. The termination requires Astrolink to pay us a termination amount that is based on a predetermined formula provided by the two contracts. Telespazio SpA also delivered notice to us of the termination of our contract for the production of dedicated gateways for the Astrolink system. Recently, one of Astrolink’s major investors announced that it would not invest further in the Astrolink program. Astrolink contracts, in total, have accounted for approximately 10% to 15% of our revenues in recent periods. The assets at risk to Astrolink as of December 31, 2001 are accounts receivable of approximately $6.3 million and $2.5 million for prepaid airtime on Astrolink satellites. We expect that our assets at risk will exceed $8.9 million, however, the additional amount of assets at risk is not determinable at this time. Further, we expect to incur additional costs associated with winding down the program and terminating the contracts of our subcontractors on the program. We are having continuing discussions with Astrolink and other interested parties regarding potential alternatives for the Astrolink project. We cannot, however, make assurances that the assets at risk or the contractual termination amounts will be fully recovered. If Astrolink is unable to successfully restructure its operations or obtain additional funding, it would substantially limit our ability to recover the assets at risk and could cause us to incur substantial losses and impair the value of our common stock.

      Other major communications infrastructure programs, such as proposed satellite communications systems, are important sources of our current and planned future revenues. We also participate in a number of defense programs. Programs of these types cannot proceed unless the customer can raise adequate funds, from either governmental or private sources. As a result, our expected revenues can be adversely affected by political developments or by conditions in private capital markets. They can also be adversely affected if private capital markets are not receptive to a customer’s proposed business plans, which could materially harm our business and impair the value of our common stock.

      In particular, two commercial customers on which we are relying in part for future revenue growth face challenges that could result in their failure to deploy planned systems in accordance with current schedules. We believe that Wildblue Communications, with which we have a large contract for the development of satellite modems and satellite modem termination systems for a planned Ka-band broadband Internet platform, may need to raise additional funds in the near future in order to remain viable, and may have difficulty obtaining such funds. Similarly, Connexion by Boeing, which has awarded us a contract to design and manufacture receive and transmit subsystems and other components for a satellite in-flight data network, faces substantial challenges with respect to the development of its system. Recently, for example, several airlines that had partnered with Boeing on the Connexion project publicly announced withdrawal from the project. Any failure on the part of either Wildblue Communications or Boeing to deploy successfully its intended system as a result of lack of funding or other difficulties could materially harm our business and impair the value of our common stock.

Our Success Depends upon the Development of New Satellite and Other Wireless Communications Products and Our Ability to Gain Acceptance of These Products

      The wireless communications market in general, and the satellite communications market in particular, are subject to rapid technological change, frequent new and enhanced product introductions, product obsolescence and changes in user requirements. Our ability to compete successfully in these markets depends on our success in applying our expertise and technology to existing and emerging satellite and other wireless communications markets. Our ability to compete in these markets also depends in large part on our ability to successfully develop, introduce and sell new products and enhancements on a timely and cost-effective basis that respond to ever changing customer requirements. Our ability to successfully introduce new products depends on several factors, including:

•	successful integration of various elements of our complex technologies and system architectures,

•	timely completion and introduction of new product designs,

•	achievement of acceptable product costs,

•	timely and efficient implementation of our manufacturing and assembly processes and cost reduction efforts,

•	establishment of close working relationships with major customers for the design of their new wireless communications systems incorporating our products,

•	development of competitive products by competitors,

•	marketing and pricing strategies of our competitors with respect to competitive products, and

•	market acceptance of our new products.

      We cannot assure you that our product development efforts for communications products will be successful or that any new products that we develop, including ArcLight and LinkStar, will achieve market acceptance. We may experience difficulties that could delay or prevent us from successfully selecting, developing, manufacturing or marketing new products or enhancements. In addition, defects may be found in our products after we begin deliveries, which could result in the delay or loss of market acceptance. If we are unable to design, manufacture, integrate and market profitable new products for existing or emerging communications markets, it could materially harm our business and impair the value of our common stock.

Our Success Depends upon the Growth of Commercial Wireless Communications Markets

      A number of the commercial markets for our products in the wireless communications area, including our DAMA and broadband products, have only recently developed. Because these markets are relatively new, it is difficult to predict the rate at which these markets will grow, if at all. If the markets for commercial wireless communications products fail to grow, or grow more slowly than anticipated, our business could be materially harmed. Conversely, to the extent that growth in these markets results in capacity limitations in the wireless communications area, it could materially harm our business and impair the value of our common stock.

We Depend Heavily on the VSAT Market

      We derived approximately 24% of our product revenues for fiscal year 2000, 29% of our product revenues for fiscal year 2001 and 31% of our product revenues for the nine-month period ended December 31, 2001 from sales of VSAT communications networks. While the market for VSAT communications networks and services has grown steadily since its inception in the mid-1980s, this market may not continue to grow or VSAT technology may be replaced by an alternative technology. A significant decline in this market or the replacement of VSAT technology by an alternative technology could materially harm our business and impair the value of our common stock.

Any Failure by Us to Efficiently and Effectively Manage Our Growth Could Adversely Affect Our Business

      Future expansion of our business may place strains on our personnel, financial and other resources. In order to successfully manage our growth we must identify, attract, motivate, train and retain highly skilled managerial, financial, engineering, business development, sales and marketing and other personnel. Competition for these types of personnel is intense. If we fail to efficiently manage our growth and compete for these types of personnel, it could adversely affect the quality of our products and services and, in turn, materially harm our business and impair the value of our common stock.

If the Selling Prices of Our Products Decrease, It Could Materially Harm Our Business

      The average selling prices of wireless communications products historically decline over product life cycles. In particular, we expect the average selling prices of our products to decline as a result of competitive pricing pressures and customers who negotiate discounts based on large unit volumes. We also expect that competition in this industry will continue to increase. To offset these price decreases, we intend to rely primarily on obtaining yield improvements and corresponding cost reductions in the manufacturing process of existing products and on the introduction of new products with advanced features that can be sold at higher prices. However, we cannot assure you that we will be able to obtain any yield improvements or cost reductions or introduce any new products in the future. To the extent that we do not reduce costs or introduce new products in a timely manner, or our new products do not achieve market acceptance, it could materially harm our business and impair the value of our common stock.

Our Development Contracts May Be Difficult for Us to Comply With and May Expose Us to Third-Party Claims for Damages

      We are often party to government and commercial contracts that involve the development of new products. We derived approximately 46% of our revenues for fiscal year 2000 and 48% of our revenues for fiscal year 2001 from these development contracts. These contracts typically contain strict performance obligations and project milestones. We cannot assure you that we will comply with these performance obligations or meet these project milestones. If we are unable to comply with these performance obligations or meet these milestones, our customers may terminate these contracts and, under some circumstances, recover damages or other penalties from us. We are not currently, nor have we always been, in compliance with all outstanding performance obligations and project milestones. In the past, when we have not complied with the performance obligations or project milestones in a contract, generally, the other party has not elected to terminate the contract or seek damages from us. However, we cannot assure you that in the future other parties will not terminate their contracts or seek damages from us. If other parties elect to terminate their contracts or seek damages from us, it could materially harm our business and impair the value of our common stock.

We May Experience Losses from Our Fixed-Price Contracts

      Approximately 79% of our revenues for fiscal year 2000, 94% of our revenues for fiscal year 2001 and 96% of our revenues for the nine-month period ended December 31, 2001 were derived from contracts with fixed prices. We assume greater financial risk on fixed-price contracts than on other types of contracts because if we do not anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract, it may significantly reduce our net profit or cause a loss on the contract. We believe that a high percentage of our contracts will be at fixed prices in the future. Although we believe that we adequately estimate costs for fixed-price contracts, we cannot assure you that our estimates will be adequate or that substantial losses on fixed-price contracts will not occur in the future. If we are unable to address any of the risks described above, it could materially harm our business and impair the value of our common stock.

We Expect to Increase Our Research and Development Costs, Which Could Significantly Reduce Our Profitability

      Our future growth depends on penetrating new markets, adapting existing satellite communications products to new applications, and introducing new communications products that achieve market acceptance. Accordingly, we are actively applying our communications expertise to design and develop new hardware and software products and enhance existing products. We expended $7.6 million in fiscal year 2000, $6.2 million in fiscal year 2001 and $5.6 million in the nine-month period ended December 31, 2001 on research and development activities. We expect to increase the amount we spend on research and development in the near future. Because we account for research and development as an operating expense, these expenditures will adversely affect our earnings in the near future. Our research and development program may not produce successful results, which could materially harm our business and impair the value of our common stock.

Our Reliance on a Limited Number of Third Parties to Manufacture and Supply Our Products Exposes Us to Various Risks

      Our internal manufacturing capacity is limited and we do not intend to expand that capability in the foreseeable future. We rely on a limited number of contract manufacturers to produce our products and expect to rely increasingly on these manufacturers in the future. In addition, some components, subassemblies and services necessary for the manufacture of our products are obtained from a sole supplier or a limited group of suppliers. In particular, Texas Instruments is a sole source supplier of digital signal processing chips, which are critical components in substantially all of our products.

      Our reliance on contract manufacturers and on sole suppliers or a limited group of suppliers involves several risks. We may not be able to obtain an adequate supply of required components, and our control over the price, timely delivery, reliability and quality of finished products may be reduced. The process of manufacturing our products and some of our components and subassemblies is extremely complex. We have in the past experienced and may in the future experience delays in the delivery of and quality problems with products and components and subassemblies from vendors. Some of the suppliers that we rely upon have relatively limited financial and other resources. If we are not able to obtain timely deliveries of components and subassemblies of acceptable quality or if we are otherwise required to seek alternative sources of supply, or to manufacture our finished products or components and subassemblies internally, it could delay or prevent us from delivering our systems promptly and at high quality. This failure could damage relationships with current or prospective customers, which, in turn, could materially harm our business and impair the value of our common stock.

The Markets We Serve Are Highly Competitive and Our Competitors May Have Greater Resources Than Us

      The wireless communications industry generally is highly competitive and competition is increasing. In addition, because our industry is evolving and characterized by rapid technological change, it is difficult for us to predict whether, when and by whom new competing technologies, products or services may be introduced into our markets. Currently, we face substantial competition from domestic and international wireless and ground-based communications service providers in the commercial and government industries. Many of our competitors and potential competitors have significant competitive advantages, including strong customer relationships, more experience with regulatory compliance, greater financial and management resources, and control over central communications networks. In addition, some of our customers continuously evaluate whether to develop and manufacture their own products and could elect to compete with us at any time. Increased competition from any of these or other entities could materially harm our business and impair the value of our common stock.

We Depend on a Limited Number of Key Employees Who Would Be Difficult to Replace

      We depend on a limited number of key technical, marketing and management personnel to manage and operate our business. In particular, we believe that our success depends to a significant degree on our ability to attract and retain highly skilled personnel, including our President and Chief Executive Officer, Mark D. Dankberg, and those highly skilled design, process and test engineers involved in the manufacture of existing products and the development of new products and processes. The competition for these types of personnel is intense, and the loss of key employees could materially harm our business and impair the value of our common stock. We do not have employment agreements with any of our officers. We have obtained a key person insurance policy on the life of Mr. Dankberg.

Any Failure to Successfully Integrate Strategic Acquisitions Could Adversely Affect Our Business

      In order to position ourselves to take advantage of growth opportunities, we have made, and may continue to make, strategic acquisitions that involve significant risks and uncertainties. These risks and uncertainties include:

•	the difficulty in integrating newly-acquired businesses and operations in an efficient and effective manner,

•	the challenges in achieving strategic objectives, cost savings and other benefits expected from acquisitions,

•	the risk that our markets do not evolve as anticipated and that the technologies acquired do not prove to be those needed to be successful in those markets,

•	the potential loss of key employees of the acquired businesses,

•	the risk of diverting the attention of senior management from the operations of our business, and

•	the risks of entering markets in which we have less experience.

Any failure to successfully integrate strategic acquisitions could harm our business and impair the value of our common stock. Furthermore, to complete future acquisitions we may issue equity securities, incur debt, assume contingent liabilities or have amortization expenses and writedowns of acquired assets, which could cause our earnings per share to decline.

Our Ability to Protect Our Proprietary Technology Is Limited and Infringement Claims Against Us Could Restrict Our Ability to Conduct Business

      Our success depends significantly on our ability to protect our proprietary rights to the technologies we use in our products and services. If we are unable to protect our proprietary rights adequately, our competitors could use the intellectual property that we have developed to enhance their own products and services, which could materially harm our business and impair the value of our common stock. We currently rely on a combination of patents, trade secret laws, copyrights, trademarks, service marks and contractual rights to protect our intellectual property. We cannot assure you that the steps we have taken to protect our proprietary rights will be adequate. Additionally, the laws of some foreign countries in which our products are or may be sold do not protect our intellectual property rights to the same extent as do the laws of the United States.

      Litigation may be necessary to protect our intellectual property rights and trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. We cannot assure you that infringement, invalidity, right to use or ownership claims by third parties or claims for indemnification resulting from infringement claims will not be asserted against us in the future. If any claims or actions are asserted against us, we may seek to obtain a license under a third party’s intellectual property rights. We cannot assure you, however, that a license will be available under reasonable terms or at all. Litigation of intellectual property claims could be extremely expensive and time consuming, which could materially harm our business, regardless of the outcome of the litigation. If our products are found to infringe upon the rights of third parties, we may be forced to incur substantial costs to develop alternative products. We cannot assure you that we would be able to develop alternative products or that if these alternative products were developed, they would perform as required or be accepted in the applicable markets. If we are unable to address any of the risks described above, it could materially harm our business and impair the value of our common stock.

Adverse Regulatory Changes Could Impair Our Ability to Sell Products

      Our products are incorporated into wireless communications systems that must comply with various government regulations, including those of the Federal Communications Commission (FCC). In addition, we operate and provide services to customers through the use of several satellite earth hub stations that are licensed by the FCC. Regulatory changes, including changes in the allocation of available frequency spectrum and in the military standards and specifications that define the current satellite networking environment, could materially harm our business by (1) restricting development efforts by us and our customers, (2) making our current products less attractive or obsolete, or (3) increasing the opportunity for additional competition. Changes in, or our failure to comply with, applicable regulations could materially harm our business and impair the value of our common stock. In addition, the increasing demand for wireless communications has exerted pressure on regulatory bodies world wide to adopt new standards for these products and services, generally following extensive investigation of and deliberation over competing technologies. The delays inherent in this government approval process have caused and may continue to cause our customers to cancel, postpone or reschedule their installation of communications systems. This, in turn, may have a material adverse effect on our sales of products to our customers.

Because We Conduct Business Internationally, We Face Additional Risks Related to Global Political and Economic Conditions and Currency Fluctuations

      We anticipate that international sales will account for an increasing percentage of our revenues over the next several years. In addition, international sales represent a significant portion of the revenues from our satellite networks business. Many of these international sales may be denominated in foreign currencies. Because we do not currently engage in nor do we currently anticipate engaging in foreign currency hedging transactions, a decrease in the value of foreign currencies relative to the U.S. dollar could result in losses from transactions denominated in foreign currencies. This decrease in value could also make our products less price-competitive.

      There are additional risks in conducting business internationally, including:

•	unexpected changes in regulatory requirements,

•	increased cost of localizing systems in foreign countries,

•	increased sales and marketing and research and development expenses,

•	availability of suitable export financing,

•	timing and availability of export licenses,

•	tariffs and other trade barriers,

•	political and economic instability,

•	challenges in staffing and managing foreign operations,

•	difficulties in managing distributors,

•	potentially adverse tax consequences, and

•	potential difficulty in collecting accounts receivable.

In addition, some of our customer purchase agreements are governed by foreign laws, which may differ significantly from U.S. laws. Therefore, we may be limited in our ability to enforce our rights under these agreements and to collect damages, if awarded. If we are unable to address any of the risks described above, it could materially harm our business and impair the value of our common stock.

Our Operating Results Have Varied Significantly from Quarter to Quarter in the Past and, if They Continue to do so, the Market Price of Our Common Stock Could Be Impaired

      Our operating results have varied significantly from quarter to quarter in the past and may continue to do so in the future. The factors that cause our quarter-to-quarter operating results to be unpredictable include:

•	a complex and lengthy procurement process for most of our customers or potential customers,

•	the difficulty in estimating costs over the life of a contract, which may require adjustment in future periods,

•	the timing, quantity and mix of products and services sold,

•	price discounts given to some customers,

•	market acceptance and the timing of availability of our new products,

•	the timing of customer payments for significant contracts,

•	one time charges to operating income arising from items such as acquisition expenses and write-offs of assets related to customer non-payments,

•	the failure to receive an expected order or a deferral of an order to a later period, and

•	general economic and political conditions.

As a result, we believe that period-to-period comparisons of our revenues are not necessarily meaningful and you should not rely upon them as indicators of future performance. If we are unable to address any of the risks described above, it could materially impair the value of our common stock. In addition, it is likely that in one or more future quarters our results may fall below the expectations of analysts and investors. In this event, the trading price of our common stock would likely decrease.

We Face Potential Product Liability Claims

      We may be exposed to legal claims relating to the products we sell or the services we provide. Our agreements with our customers generally contain terms designed to limit our exposure to potential product liability claims. We also maintain a product liability insurance policy for our business. However, our insurance may not cover all relevant claims or may not provide sufficient coverage. To date, we have not experienced any material product liability claims. If our insurance coverage does not cover all costs resulting from future product liability claims, it could materially harm our business and impair the value of our common stock.

We Face Risks from the Uncertainty of Prevailing Economic Conditions

      Current domestic and global economic conditions and economies are extremely uncertain. As a result, it is difficult to estimate the level of expansion, if any, for the economy. Even more difficult is estimating the growth in various parts of the economy, including the markets in which we participate. Because parts of our budgeting and forecasting are reliant on estimates of growth in the markets we serve, the current economic uncertainty renders estimates of future income and expenditures even more difficult than usual to formulate. The future direction of the overall domestic and global economies may have a significant impact on our overall financial performance and impair the value of our common stock.

Our Executive Officers and Directors Own a Large Percentage of Our Common Stock and Exert Significant Influence Over Matters Requiring Stockholder Approval

      As of April 2, 2002, our executive officers and directors and their affiliates beneficially owned an aggregate of approximately 20% of our common stock. Accordingly, these stockholders may be able to significantly influence the board of directors and the outcome of corporate actions requiring stockholder approval, such as mergers and acquisitions. These stockholders may exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders. This ownership interest could also have the effect of delaying or preventing a change in control.

We Have Implemented Anti-Takeover Provisions That Could Prevent an Acquisition of Our Business at a Premium Price

      Some of the provisions of our certificate of incorporation and bylaws could discourage, delay or prevent an acquisition of our business at a premium price. These provisions:

•	permit the board of directors to increase its own size and fill the resulting vacancies,

•	provide for a board comprised of three classes of directors with each class serving a staggered three-year term,

•	authorize the issuance of preferred stock in one or more series, and

•	prohibit stockholder action by written consent.

In addition, Section 203 of the Delaware General Corporation Law also imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock.

Risks Related to Our Common Stock

Future Sales of Our Common Stock in the Public Market Could Lower the Stock Price

      We may, in the future, sell additional shares of common stock in subsequent public offerings. We may also issue additional shares of common stock to finance future acquisitions, including acquisitions larger than those we have done in the past, through the use of equity. Additionally, a substantial number of shares of our common stock are available for future sale pursuant to stock options and warrants. We cannot predict the size of future issuances of our common stock or the effect, if any, that future sales and issuances of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options and warrants or in connection with acquisition financing), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

We Expect Our Stock Price to Be Volatile

      The market price of our common stock has been volatile in the past. For example, since April 2, 2001, the market price of our common stock has ranged from $9.81 to $23.88. Trading prices may continue to fluctuate in response to a number of events and factors, including the following:

•	quarterly variations in operating results and announcements of innovations,

•	new products, services and strategic developments by us or our competitors,

•	developments in our relationships with our customers, distributors and suppliers,

•	regulatory developments,

•	changes in our revenues, expense levels or profitability,

•	changes in financial estimates and recommendations by securities analysts,

•	failure to meet the expectations of securities analysts,

•	changes in the wireless communications industry, and

•	changes in the economy.

      Any of these events may cause the market price of our common stock to fall. In addition, the stock market in general and the market prices for technology companies in particular have experienced significant volatility that often has been unrelated to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating performance.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by forward-looking words such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” and similar expressions in this prospectus. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about us, including, among other things:

•	the ability to successfully grow our commercial business, while maintaining our significant government business,

•	the ability to successfully develop, introduce and sell new satellite and other wireless communications products,

•	the ability to successfully develop technologies according to anticipated schedules that meet performance expectations,

•	the ability to successfully integrate strategic acquisitions,

•	changes in product supply, pricing and customer demand,

•	changes in relationships with key suppliers, and

•	increased competition and other factors affecting the telecommunications market generally.

      We have described other risks concerning us under the caption entitled “Risk Factors.” We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

      We will not receive any proceeds from the sale by the selling security holders of the common stock offered by this prospectus.

SELLING SECURITY HOLDERS

      Under the terms of a purchase agreement dated December 14, 2001, we purchased from the selling security holders and others all of the outstanding common units of U.S. Monolithics, LLC (USM). USM is now our wholly owned subsidiary. As part of the aggregate purchase price, we issued to the selling security holders an aggregate of 1,163,190 shares of our common stock. We also agreed to register for resale the 407,117 shares of our common stock offered by the selling security holders in this prospectus. In connection with the acquisition, we entered into an escrow agreement with the selling security holders under which the remaining 756,073 shares of common stock issued to the selling security holders were placed in escrow to secure the indemnification obligations of the selling security holders under the purchase agreement.

      The following table sets forth information with respect to the shares beneficially owned by the selling security holders. The information regarding shares owned after the offering assumes the sale of all shares offered by the selling security holders. Other than as described above or in the footnotes to the table below, none of the selling security holders has held a position or office or had a material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock.

	Number of
	Shares		Shares Beneficially
	Beneficially		Owned After Offering
	Owned Prior to	Number of Shares
Name of Selling Security Holder	the Offering	Being Offered	Number	Percentage

Dean L. Cook(1)(2)	316,680	110,838	205,842	*
David W. Corman(1)(2)	316,680	110,838	205,842	*
John E. Davis(3)	12,180	4,263	7,917	*
Deborah S. Dendy(4)(5)	61,510 (6)	21,315	40,195	*
Christopher D. Grondahl(4)(5)	61,534 (7)	21,315	40,219	*
Richard Kraemer(3)	18,270	6,395	11,875	*
Michael R. Lyons(4)(5)	61,520 (8)	21,315	40,205	*
Richard S. Torkington(1)(2)	316,680	110,838	205,842	*

*	Ownership is less than 1%.

(1)	Selling security holder is currently an officer of USM.

(2)	On January 4, 2002, the selling security holder and ViaSat entered into a non-compete agreement under which, subject to certain exceptions, the selling security holder agreed not to compete with ViaSat for a period of five years in businesses conducted or proposed to be conducted by USM.

(3)	Selling security holder has served as a consultant to USM within the past three years.

(4)	On January 4, 2002, the selling security holder and ViaSat entered into a non-compete agreement under which, subject to certain exceptions, the selling security holder agreed not to compete with ViaSat for a period of two years in businesses conducted or proposed to be conducted by USM.

(5)	Selling security holder is currently an employee of USM.

(6)	Includes 610 shares issuable upon the exercise of outstanding stock options that are exercisable within 60 days of April 4, 2002.

(7)	Includes 634 shares issuable upon the exercise of outstanding stock options that are exercisable within 60 days of April 4, 2002.

(8)	Includes 620 shares issuable upon the exercise of outstanding stock options that are exercisable within 60 days of April 4, 2002.

PLAN OF DISTRIBUTION

Resales by the Selling Security Holders

      We are registering the shares on behalf of the selling security holders. The selling security holders may offer the shares from time to time, either in increments or in a single transaction. The selling security holders may also decide not to sell any or all of the shares allowed to be sold under this prospectus. The selling security holders will each act independently of us in making decisions with respect to the timing, manner and size of each sale.

Donees and Pledgees

      The term “selling security holders” includes donees, persons who receive shares from the selling security holders after the date of this prospectus by gift. The term also includes pledgees, persons who, upon contractual default by the selling security holders, may seize shares that the selling security holders pledged to such persons.

Cost and Commissions

      We will pay all costs, expenses and fees in connection with the registration of the shares being offered by this prospectus. The selling security holders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

Types of Sale Transactions

      The selling security holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Each selling security holder may sell his or her shares in one or more types of transactions (which may include block transactions):

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

•	in negotiated transactions;

•	in the over-the-counter market;

•	through the writing of options on shares;

•	by pledge to secure debts and other obligations;

•	in hedge transactions and in settlement of other transactions;

•	in short sales; or

•	through any combination of the above methods of sale.

      The shares may be sold at a fixed offering price, which may be changed, or at market prices prevailing at the time of sale, or at negotiated prices.

Sales to or Through Broker-Dealers

      The selling security holders may either sell shares directly to purchasers, or sell shares to, or through, broker-dealers. These broker-dealers may act either as an agent of the selling security holders, or as a principal for the broker-dealer’s own account. These transactions may include transactions in which the same broker acts as an agent on both sides of the trade. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares. This compensation may be received both if the broker-dealer acts as an agent or as a principal. This compensation might also exceed customary commissions.

      The selling security holders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling security holders. The selling security holders also may sell shares short and re-deliver the shares to close out such short positions. The selling security holders may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling security holders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

Distribution Arrangements with Broker-Dealers

      If any selling security holder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

•	a block trade,

•	a special offering,

•	an exchange distribution or secondary distribution, or

•	a purchase by a broker or dealer,

then we will file, if required, a supplement to this prospectus under Rule 424(b) of the Securities Act.

      The supplement will disclose, to the extent required:

•	the names of the selling security holders and of the participating broker-dealer(s),

•	the number of shares involved,

•	the price at which such shares were sold,

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

•	any other facts material to the transaction.

Deemed Underwriting Compensation

      The selling security holders and any broker-dealers that act in connection with the sale of the shares might be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act.

Indemnification

      The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of its shares against certain liabilities, including liabilities arising under the Securities Act.

Prospectus Delivery Requirements

      Because a selling security holder may be deemed an underwriter, each selling security holder must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act.

Sales Under Rule 144

      The selling security holders may also resell all or a portion of the shares offered by this prospectus in open market transactions in reliance upon Rule 144 under the Securities Act. To do so, the selling security holders must meet the criteria and comply with the requirements of Rule 144.

Regulation M

      The selling security holders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other such persons. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares offered by this prospectus.

Compliance with State Law

      In jurisdictions where the state securities laws require it, the selling security holders’ shares offered by this prospectus may be sold only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and has been complied with.

DESCRIPTION OF CAPITAL STOCK

General

      This prospectus describes the general terms of our capital stock. For a more detailed description of these securities, you should read the applicable provisions of Delaware law and our certificate of incorporation and bylaws.

      Under our certificate of incorporation, the total number of shares of all classes of stock that we have authority to issue is 105,000,000, consisting of 5,000,000 shares of preferred stock, par value $0.0001 per share, and 100,000,000 shares of common stock, par value $0.0001 per share.

Common Stock

      As of April 2, 2002, we had 25,908,373 shares of common stock outstanding. The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders. The holders of our common stock do not have cumulative voting rights, which means that holders of more than one-half of the shares voting for the election of directors can elect all of the directors then being elected. Subject to the preferences of any of our outstanding preferred stock, the holders of our common stock are entitled to a proportional distribution of any dividends that may be declared by the board of directors. In the event of our liquidation or dissolution, the holders of our common stock are entitled to share equally in all assets remaining after payment of liabilities and any payments due to holders of any outstanding shares of our preferred stock. The outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any of our outstanding preferred stock.

Preferred Stock

      We currently have no outstanding shares of preferred stock. Under our certificate of incorporation, our board of directors is authorized to issue shares of our preferred stock from time to time, in one or more classes or series, without stockholder approval. Prior to the issuance of shares of each series, the board of directors is required by the General Corporation Law of the State of Delaware, known as the DGCL, and our certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including the following:

•	the number of shares constituting each class or series,

•	voting rights,

•	rights and terms of redemption, including sinking fund provisions,

•	dividend rights and rates,

•	dissolution,

•	terms concerning the distribution of assets,

•	conversion or exchange terms,

•	redemption prices, and

•	liquidation preferences.

Anti-Takeover Provisions

      As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the DGCL, which restricts our ability to enter into business combinations with an interested stockholder or a stockholder owning 15% or more of our outstanding voting stock, or that stockholder’s affiliates or associates, for a period of three years. These restrictions do not apply if:

•	prior to becoming an interested stockholder, our board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder,

•	upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, subject to exceptions, or

•	on or after the date a stockholder becomes an interested stockholder, the business combination is both approved by our board of directors and authorized at an annual or special meeting of our stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

      Some provisions of our certificate of incorporation and bylaws could also have anti-takeover effects. These provisions:

•	permit the board of directors to increase its own size and fill the resulting vacancies,

•	provide for a board comprised of three classes of directors with each class serving a staggered three-year term,

•	authorize the issuance of preferred stock in one or more series, and

•	prohibit stockholder action by written consent.

      These provisions are intended to enhance the likelihood of continuity and stability in the composition of the policies formulated by the board of directors. In addition, these provisions are intended to ensure that the board of directors will have sufficient time to act in what it believes to be in the best interests of ViaSat and its stockholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for a takeover of ViaSat that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of ViaSat. The provisions are also intended to discourage some tactics that may be used in proxy fights.

Classified Board of Directors

      The certificate of incorporation provides for the board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. The classified board provision will help to assure the continuity and stability of the board of directors and our business strategies and policies as determined by the board of directors. The classified board provision could have the effect of discouraging a third party from making a tender offer or attempting to obtain control of ViaSat. In addition, the classified board provision could delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

No Stockholder Action by Written Consent; Special Meetings

      The certificate of incorporation provides that stockholder action can only be taken at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting.

      The certificate of incorporation also provides that special meetings of stockholders may be called only by the board of directors, its chairman, the president or the secretary of ViaSat. Stockholders are not permitted to call a special meeting of stockholders or to require that the board of directors call a special meeting.

Number of Directors; Removal; Filling Vacancies

      The certificate of incorporation provides that the board of directors will consist of between four and eleven members, the exact number to be fixed by resolution adopted by affirmative vote of a majority of the board of directors. The board of directors currently consists of five directors. Further, the certificate of incorporation authorizes the board of directors to fill newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on the board of directors by permitting the board of directors to enlarge the size of the board and fill the new directorships with its own nominees. A director so elected by the board of directors holds office until the next election of the class for which the director has been chosen and until his or her successor is elected and qualified. The certificate of incorporation also provides that directors may be removed only for cause and only by the affirmative vote of holders of a majority of the total voting power of all outstanding securities. The effect of these provisions is to preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the board of directors by filling the vacancies created by the removal with its own nominees.

Transfer Agent and Registrar

      The Transfer Agent and Registrar for our common stock is Computershare Investor Services LLC.

LEGAL MATTERS

      Latham & Watkins, San Diego, California, will pass upon the validity of the securities being offered by this prospectus.

EXPERTS

      The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K/ A Amendment Number 1 of ViaSat, Inc. for the year ended March 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934, and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also access filed documents at the SEC’s web site at www.sec.gov.

      We are incorporating by reference some information about us that we file with the SEC. We are disclosing important information to you by referencing those filed documents. Any information that we reference this way is considered part of this prospectus. The information in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede this information.

      We incorporate by reference the following documents we have filed, or may file, with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2001 filed with the SEC on June 29, 2001 and Amendment No. 1 thereto filed on Form 10-K/A with the SEC on October 12, 2001,

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001 filed with the SEC on August 14, 2001 and Amendment No. 1 thereto filed on Form 10-Q/A with the SEC on October 12, 2001,

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001 filed with the SEC on November 14, 2001,

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2001 filed with the SEC on February 14, 2002,

•	Current Report on Form 8-K dated December 12, 2001 filed with the SEC on December 19, 2001 and Amendment No. 1 thereto filed on Form 8-K/A on December 20, 2001,

•	Current Report on Form 8-K dated January 8, 2002 filed with the SEC on January 10, 2002,

•	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 20, 1996, and

•	All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before termination of this offering.

      You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

ViaSat, Inc.

6155 El Camino Real
Carlsbad, California 92009
(760) 476-2200

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

      Our estimated expenses in connection with the distribution of the securities being registered are as set forth in the table below. ViaSat will pay all expenses identified below.

SEC Registration Fee	$510
Printing and Mailing Costs	$2,000	*
Legal Fees and Expenses	$10,000	*
Accounting Fees and Expenses	$10,000	*
Miscellaneous	$2,490	*

Total	$25,000	*

*	Estimated

Item 15.     Indemnification of Directors and Officers

      Our officers and directors are covered by certain provisions of the DGCL, our certificate of incorporation, our bylaws and insurance policies that serve to limit and, in certain instances, to indemnify them against certain liabilities that they may incur in such capacities. ViaSat is not aware of any claim or proceeding in the last three years, or any threatened claim, that would have been or would be covered by these provisions. These various provisions are described below.

      In June 1986, Delaware enacted legislation that authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all significant information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to ViaSat or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by such legislation. Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as director, except for liability: (1) for any breach of the director’s duty of loyalty to ViaSat or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful share repurchases or redemptions as provided in Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

      As a Delaware corporation, ViaSat has the power, under specified circumstances generally requiring the director or officer to act in good faith and in a manner he reasonably believes to be in or not opposed to ViaSat’s best interests, to indemnify its directors and officers in connection with actions, suits or proceedings brought against them by a third party or in the name of ViaSat, by reason of the fact that they were or are such directors or officers, against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding. The bylaws generally provide for mandatory indemnification of ViaSat’s directors and officers to the full extent provided by Delaware corporate law. In addition, ViaSat has entered into indemnification agreements with its directors and officers that generally provide for mandatory indemnification under circumstances for which indemnification would otherwise be discretionary under Delaware law.

      ViaSat maintains insurance on behalf of any person who is or was a director or officer of ViaSat, or is or was a director or officer of ViaSat serving at the request of ViaSat as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not ViaSat would have the power or obligation to indemnify him against such liability under the provisions of the bylaws.

Item 16.     Exhibits

      A list of exhibits filed with this Registration Statement is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17.     Undertakings

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, ViaSat, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on April 4, 2002.

VIASAT, INC.

By:	/s/ MARK D. DANKBERG

Mark D. Dankberg
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below authorizes Mark D. Dankberg and Richard A. Baldridge, and either of them, with full power of substitution and resubstitution, his true and lawful attorneys-in-fact, for him in any and all capacities, to sign any amendments (including post-effective amendments or supplements) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC.

Signature	Title	Date

/s/ MARK D. DANKBERG Mark D. Dankberg	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 4, 2002
/s/ RICHARD A. BALDRIDGE Richard A. Baldridge	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 4, 2002
/s/ ROBERT W. JOHNSON Robert W. Johnson	Director	April 4, 2002
/s/ B. ALLEN LAY B. Allen Lay	Director	April 4, 2002
Jeffrey M. Nash	Director
/s/ WILLIAM A. OWENS Adm. William A. Owens	Director	April 4, 2002

EXHIBIT INDEX

Exhibit
Number	Description

3.1(1)	Second Amended and Restated Certificate of Incorporation of the Registrant.
3.2(2)	Bylaws of the Registrant.
4.1(2)	Form of Common Stock Certificate.
5.1(3)	Opinion of Latham & Watkins.
10.1(4)	Unit Purchase Agreement dated as of December 14, 2001 by and among ViaSat, Inc. and the parties identified under the heading “Sellers” on the signature pages thereto.
10.2(3)	Escrow Agreement dated as of January 4, 2002 by and among ViaSat, Inc. and the Seller Representatives.
23.1(3)	Consent of Latham & Watkins. Reference is made to Exhibit 5.1.
23.2(3)	Consent of PricewaterhouseCoopers LLP, independent accountants.
23.3(3)	Consent of Nelson Lambson & Co., PLC, independent auditor.
24.1(3)	Powers of Attorney (contained on the signature page of this registration statement).

(1)	Incorporated by reference to ViaSat’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 filed with the SEC on November 14, 2000.

(2)	Incorporated by reference to ViaSat’s Registration Statement on Form S-1 filed with the SEC on October 1, 1996 (File No. 333-13183), as amended by Amendment No. 1 filed with the SEC on November 5, 1996, Amendment No. 2 filed with the SEC on November 20, 1996, and Amendment No. 3 filed with the SEC on November 22, 1996.

(3)	Filed herewith.

(4)	Incorporated by reference to ViaSat’s Current Report on Form 8-K dated December 12, 2001 filed with the SEC on December 19, 2001.